Exhibit 99.1

Investors and Media
Christopher Oltmann
(818) 746-2046

PennyMac Mortgage Investment Trust Reports

 Fourth Quarter and Full-Year 2013 Results

Moorpark, CA, February 5, 2014 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $52.7 million, or $0.69 per diluted share, for the fourth quarter of 2013, on net investment income of $96.1 million.  PMT previously announced a cash dividend for the fourth quarter of 2013 of $0.59 per common share of beneficial interest, which was declared on December 27, 2013 and paid on January 28, 2014.

Fourth Quarter 2013 Highlights

Financial results:

•                  Diluted earnings per common share of $0.69, up 21 percent from the prior quarter

•                  Net income of $52.7 million, up 33 percent from the prior quarter

•                  Net investment income of $96.1 million, up 12 percent from the prior quarter

•                  Book value per share of $20.82, down from $21.22 at September 30(1)

•                  Return on average equity of 14 percent, up from 11 percent for the prior quarter(2)

(1)      Book value decline driven by the shift in the dividend timings which better aligns PMT with industry peers but resulted in the declaration of two dividends during the quarter ($0.57 and $0.59).  Had the 4Q13 dividend been declared in February consistent with PMT’s timing in prior periods, book value per share at December 31, 2013 would have been $21.41 as dividends reduce book value per share when declared.  Please refer to the related earnings presentation and associated discussion.

(2)      Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

Mortgage investment and correspondent activity results:

•                  Acquired a distressed mortgage loan pool totaling $507 million in UPB during the quarter

•                  Completed investments totaling $136 million in excess servicing spread on mortgage servicing rights (MSRs) acquired by PennyMac Financial Services, Inc. (NYSE: PFSI)

•                  MSR portfolio reached $25.8 billion in unpaid principal balance (UPB)

•                  Correspondent loan acquisitions of $5.8 billion in UPB, down 25 percent from the prior quarter(3)

•            Conventional conforming and jumbo loan acquisitions of $2.4 billion in UPB, down 34 percent from the prior quarter

•                  Correspondent interest rate lock commitments (IRLCs) of $6.0 billion, down 10 percent from the prior quarter

•            Conventional conforming and jumbo IRLCs of $2.6 billion, down 13 percent from the prior quarter

Investment activity after the fourth quarter:

•                  Sold performing whole loans from PMT’s distressed investment portfolio totaling $233 million in UPB in January

•                  Agreed to acquire $351 million in UPB of nonperforming whole loans expected to settle in February(4)

Full-Year 2013 Highlights

•                  Net income of $200.2 million, up 45 percent from the prior year

•                  Net investment income of $405.5 million, up 34 percent from the prior year

•                  Diluted earnings per common share of $2.96, down 6 percent from the prior year; weighted average shares outstanding increased 58 percent from the prior year

(3)      Government loan acquisitions for the fourth quarter were $3.3 billion in UPB and were or will be sold to an affiliate, for which PMT earned or will earn a sourcing fee of 3 basis points and interest income for its holding period.

(4)      This pending transaction is subject to negotiation and execution of definitive documentation, continuing due diligence, and customary closing conditions. There can be no assurance that the committed amounts will ultimately be acquired or that the transaction will be completed.

•                  Return on average equity of 15 percent(5), down from 16 percent for 2012

•                  Total mortgage assets reached $3.9 billion, up 63 percent from December 31, 2012, with significant new investments in distressed whole loans, MSRs, excess servicing spread and retained interests from the securitization of prime jumbo loans

“PMT finished a successful 2013 with a strong fourth quarter, reflected in higher earnings per share and the previously announced increase in our quarterly dividend,” said Chairman and Chief Executive Officer Stanford L. Kurland.  “Our investments in distressed whole loans continue to perform well.  We recently completed a sale of performing loans from the distressed portfolio and are redeploying capital in a new investment of nonperforming loans.  We continued to diversify PMT’s assets with $136 million in excess servicing spread investments completed during the quarter.  Finally, our correspondent lending business generated meaningful profits for PMT in spite of the challenges in the U.S. mortgage origination market.”

PMT earned $54.7 million in pretax income for the quarter ended December 31, 2013, a 52 percent increase from the third quarter.

(5)      Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

The following table presents the contribution of PMT’s Investment Activities and Correspondent Lending segments to pretax income:

	Quarter ended December 31, 2013
	Investment	Correspondent	Intersegment
Unaudited	Activities	Lending	Elimination	Total
	(in thousands)
Revenues:
Net gain on mortgage loans acquired for sale	$—	$13,921	$—	$13,921
Net gain on investments	47,858	—	—	47,858
Net interest income				—
Interest income	39,267	5,576	(931)	43,912
Interest expense	16,822	4,454	(931)	20,345
	22,445	1,122	—	23,567
Net loan servicing fees	12,229	—	—	12,229
Other investment (loss) income	(4,488)	3,000	—	(1,488)
	78,044	18,043	—	96,087
Expenses:				—
Loan Fulfillment, Servicing and Management fees payable to PennyMac Financial Services, Inc.	20,763	11,410	—	32,173
Other	8,887	298	—	9,185
	29,650	11,708	—	41,358
Pretax income	$48,394	$6,335	$—	$54,729
Total assets at period end	$3,838,828	$472,089	$—	$4,310,917

Investment Activities Segment

The Investment Activities segment generated $48.4 million in pretax income on revenues of $78.0 million in the fourth quarter, compared to $36.4 million and $67.2 million, respectively, in the third quarter. Net gain on investments totaled $47.9 million in the fourth quarter, a 3 percent decrease from the third quarter.  Net interest income, which includes income from PMT’s investments in excess servicing spread, increased by $10.0 million to $22.4 million.  Net loan servicing fees were $12.2 million, up from $6.7 million in the third quarter.  Other investment losses were $4.5 million, versus losses of $1.0 million in the third quarter.  Expenses were $29.7 million in the fourth quarter, a decrease of 4 percent from the prior quarter, primarily due to the absence of securitization-related expenses in the fourth quarter, partially offset by higher servicing expense from a growing servicing portfolio.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $50.6 million in the fourth quarter, compared to $48.0 million in the third quarter.  Of the gains in the fourth quarter, $5.9 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

The following schedule details the realized and unrealized gains on mortgage loans:

	Quarter ended
Unaudited	December 31, 2013	September 30, 2013
	(in thousands)
Valuation changes:
Performing loans	$9,897	$(15)
Nonperforming loans	34,793	41,905
	44,690	41,890
Payoffs	5,888	6,096
	$50,578	$47,986

Valuation gains totaled $44.7 million in the fourth quarter, compared to $41.9 million in the third quarter.  Gains on nonperforming loans, which are driven by the progression of loans closer to their resolution and changes in home prices from forecast levels, declined by 17 percent from the third quarter, primarily as a result of a slowdown in the rate of home price appreciation during the fourth quarter.  Performing loan gains totaled $9.9 million in the fourth quarter, compared to a $15 thousand loss in the third quarter.  This improvement was largely driven by a valuation gain from the pending sale of $233 million in UPB of performing loans which settled after the fourth quarter, partially offset by $13.7 million of capitalized interest income resulting from loan modifications.  Capitalized interest on modifications increases interest income and tends to reduce the loan valuation.

During the quarter, PMT acquired and settled $507 million in UPB of nonperforming whole loans.  After the end of the quarter, PMT entered into a purchase agreement for $351 million in UPB of distressed whole loans, which is expected to settle in the first quarter of 2014.(6)

Correspondent Lending Segment

For the quarter ended December 31, 2013, the Correspondent Lending segment generated pretax income of $6.3 million, versus a $0.3 million pretax loss in the third quarter.  Revenues totaled $18.0 million, a decline of 4 percent from the third quarter driven by a 10 percent reduction in IRLC volumes offset by relatively stable margins during the quarter.

PMT acquired $5.8 billion in UPB of loans in correspondent lending in the fourth quarter, and IRLCs totaled $6.0 billion, compared to $7.7 billion and $6.7 billion, respectively, in the third quarter.  Of the correspondent lending acquisitions, conventional loans and jumbo acquisitions totaled $2.4 billion, and government insured or guaranteed loans were $3.3 billion. Higher mortgage rates continued to cause a decline in U.S. mortgage originations for the quarter, with the top lenders reporting volume declines in excess of 35 percent.

Net gain on mortgage loans acquired for sale totaled $13.9 million in the fourth quarter, an increase of $2.9 million from the third quarter, offset by a $2.2 million quarter-over-quarter decline in net interest income and a $1.5 million decline in other revenue, primarily loan origination fees.  The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
Unaudited	December 31, 2013	September 30, 2013
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$26,802	$48,958
Provision for representation and warranties	(967)	(1,474)
Cash investment(1)	(23,220)	5,444
Fair value changes of pipeline, inventory and hedges	11,306	(41,897)
	$13,921	$11,031

(1) Cash receipt at sale, net of cash hedge expense

(6)      This pending transaction is subject to the negotiation and execution of definitive documentation, continuing due diligence, and customary closing conditions.  There can be no assurance that the committed amounts will ultimately be acquired or that the transaction will be completed.

Segment expenses declined 39 percent quarter-over-quarter to $11.7 million, due to lower loan fulfillment fee expenses from the decline in loan acquisition volume and a reduction in the fourth quarter’s average fulfillment fee.

Servicing

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $25.8 billion in UPB, compared to $23.7 billion in the third quarter.  Servicing fee revenue of $17.6 million was partially offset by amortization and impairment of $5.4 million, resulting in net loan servicing fees of $12.2 million, up from $6.7 million in the third quarter.  The increase in net loan servicing fees was driven by a $3.1 million increase in servicing fee revenue due to MSR portfolio growth and a $1.5 million reversal of impairments from prior periods on MSRs carried at the lower of amortized cost or fair value.

The following schedule details the net loan servicing fees:

	Quarter ended
Unaudited	December 31, 2013	September 30, 2013
	(in thousands)
Net loan servicing fees
Servicing fees(1)	$17,550	$14,451
MSR recapture fee from affiliate	122	86
Effect of MSRs:
Amortization	(7,808)	(7,201)
Reversal of (provision for) impairment of MSRs carried at lower of amortized cost or fair value	1,475	(212)
Net change in fair value of MSRs carried at fair value	890	(465)
	(5,443)	(7,878)
	$12,229	$6,659

(1) Includes contractually specified servicing fees.

Expenses

Expenses for the fourth quarter of 2013 totaled $41.4 million, compared to $50.0 million in the third quarter.  The decrease was largely driven by a $7.2 million decrease in loan fulfillment fees as a result of a decrease in conventional and jumbo funding volumes during the quarter and a $3.4 million decrease in other expenses due to the absence of securitization-related expenses in the fourth quarter.  Servicing expenses increased as a result of growth in PMT’s investments in MSRs created from its correspondent lending activities and in distressed whole loans.  Management fees were $8.9 million, compared to $8.5 million in the third quarter.

The Company booked a provision for income taxes of $2.0 million in the fourth quarter, compared to a benefit for income taxes of $3.6 million in the third quarter.  This resulted in an effective income tax rate of 4%, versus an effective income tax rate benefit of 10% in the prior quarter.

Mr. Kurland concluded, “We are successfully executing PMT’s strategy of building and managing a diversified portfolio of residential mortgage-related investments.  We believe that the multiple investment strategy approach differentiates PMT, especially in periods of fluctuating interest rates and other market uncertainties.  PMT has a track record of successfully investing in and resolving distressed whole loans, and of strong financial performance overall.  I am optimistic about the outlook across all of PMT’s investment strategies and continuing to deliver valuable returns for our shareholders.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Wednesday, February 5, 2014. We encourage investors to submit questions via email to InvestorRelations@pnmac.com; if any questions are submitted we will post responses via a document on our website.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PennyMac Financial, Inc., a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies; volatility in our industry, the debt or equity markets, the general economy or the residential finance and real estate markets; changes in general business, economic, market, employment and political conditions or in consumer confidence; declines in residential real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives; concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities, and the performance of such entities; availability, terms and deployment of short-term and long-term capital; unanticipated increases or volatility in financing and other costs; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest;  increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities and other investments; the degree to which our hedging strategies may protect us from interest rate volatility; our failure to maintain appropriate internal controls over financial reporting; our ability to comply with various federal, state and local laws and regulations that govern our business; changes in legislation or regulations or the occurrence of other events that impact the business, operations or prospects of government agencies, mortgage lenders and/or publicly-traded companies; the creation of the Consumer Financial Protection Bureau, or CFPB, and enforcement of its rules; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of real estate investment trusts, or REITs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and the effect of public opinion on our reputation. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

Unaudited	December 31, 2013	September 30, 2013	December 31, 2012

ASSETS
Cash	$27,411	$100,064	$33,756
Short-term investments	92,398	80,936	39,017
Mortgage-backed securities at fair value	197,401	204,914	—
Agency debt securities at fair value	—	12,578	—
Mortgage loans acquired for sale at fair value	458,137	737,114	975,184
Mortgage loans at fair value	2,076,665	1,848,656	1,189,971
Mortgage loans at fair value held by variable interest entity	523,652	536,776	—
Mortgage loans under forward purchase agreements at fair value	218,128	228,086	—
Derivative assets	7,976	18,415	23,706
Real estate acquired in settlement of loans	138,942	99,693	88,078
Real estate acquired in settlement of loans under forward purchase agreements	9,138	3,509	—
Mortgage servicing rights at lower of amortized cost or fair value	264,120	258,678	125,430
Mortgage servicing rights at fair value	26,452	10,997	1,346
Excess servicing spread purchased from PennyMac Financial Services, Inc.	138,723	2,857	—
Servicing advances	59,573	43,741	32,191
Due from PennyMac Financial Services, Inc.	6,009	113	4,829
Other assets	66,192	62,104	46,155
Total assets	$4,310,917	$4,249,231	$2,559,663

LIABILITIES
Assets sold under agreements to repurchase:
Securities	$190,861	$196,032	$—
Mortgage loans acquired for sale at fair value	424,670	670,311	894,906
Mortgage loans at fair value	1,070,105	797,715	353,805
Mortgage loans at fair value held by variable interest entity	315,744	293,772	—
Real estate acquired in settlement of loans	38,225	22,228	7,391
Borrowings under forward purchase agreements	226,580	229,841	—
Asset-backed secured financing at fair value	165,415	170,008	—
Exchangeable senior notes	250,000	250,000	—
Derivative liabilities	1,961	5,898	967
Accounts payable and accrued liabilities	71,561	34,649	48,285
Due to PennyMac Financial Services, Inc.	18,636	20,030	12,216
Income taxes payable	59,935	54,840	36,316
Liability for losses under representations and warrants	10,110	9,142	4,441
Total liabilities	2,843,803	2,754,466	1,358,327

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding, 70,458,082 and 70,453,326 common shares	705	705	589
Additional paid-in capital	1,384,468	1,383,082	1,129,858
Retained earnings	81,941	110,978	70,889
Total shareholders’ equity	1,467,114	1,494,765	1,201,336
Total liabilities and shareholders’ equity	$4,310,917	$4,249,231	$2,559,663

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Quarter Ended
Unaudited	December 31, 2013	September 30, 2013	December 31, 2012

Investment Income
Net gain on mortgage loans acquired for sale	$13,921	$11,031	$66,465
Loan origination fees	2,981	4,559	5,665
Net interest income
Interest income	43,912	35,278	20,284
Interest expense	20,345	19,497	9,983
	23,567	15,781	10,301
Net gain (loss) on investments	47,858	49,086	38,108
Net loan servicing fees	12,229	6,659	415
Results of real estate acquired in settlement of loans	(6,014)	(2,295)	(6,209)
Other	1,545	1,241	189
Net investment income	96,087	86,062	114,934
Expenses
Expenses payable to PennyMac Financial Services, Inc.
Loan fulfillment fees	11,087	18,327	31,809
Loan servicing fees	12,162	10,738	5,443
Management fees	8,924	8,539	4,472
Professional services	2,501	2,149	2,732
Compensation	2,095	2,292	2,102
Other	4,589	7,955	3,073
Total expenses	41,358	50,000	49,631
Income before provision for income taxes	54,729	36,062	65,303
Provision (benefit) for income taxes	2,033	(3,639)	16,065
Net income	$52,696	$39,701	$49,238

Earnings per share
Basic	$0.74	$0.61	$0.83
Diluted	$0.69	$0.57	$0.83
Weighted-average shares outstanding
Basic	70,456	64,405	58,904
Diluted	79,214	73,121	59,338

(1)         Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year ended December 31,
Unaudited	2013	2012
Net Investment Income
Net gain on mortgage loans acquired for sale	$98,669	$147,675
Loan origination fees	17,765	10,545
Net interest income:
Interest income	122,862	72,441
Interest expense	65,222	31,642

	57,640	40,799
Net gain (loss) on investments	207,758	103,649
Net loan servicing fees	32,791	(754)
Results of real estate acquired in settlement of loans	(13,491)	1,368
Other	4,386	244

Net investment income	405,518	303,526
Expenses
Expenses payable to PennyMac Financial Services, Inc:
Loan fulfillment fees	79,712	62,906
Loan servicing fees	39,413	18,608
Management fees	32,410	12,436
Professional services	8,373	6,053
Compensation	7,914	7,144
Other	23,061	9,557

Total expenses	190,883	116,704
Income before provision for income taxes	214,635	186,822
(Benefit) provision for income taxes	14,445	48,573
Net income	$200,190	$138,249

Earnings per share
Basic	$3.13	$3.14
Diluted	$2.96	$3.14
Weighted-average shares outstanding
Basic	63,426	43,553
Diluted	69,448	43,876

(1)         Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

(end)